As filed with the Securities and Exchange Commission on August 19, 2025

Registration No. 333-275556

Registration No. 333-278160

Registration No. 333-285749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-275556

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-278160

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285749

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CARGO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4080422
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

835 Industrial Road, Suite 400
San Carlos, California

(Address of Principal Executive Offices, including Zip Code)

CARGO Therapeutics, Inc. 2021 Stock Option and Grant Plan
CARGO Therapeutics, Inc. 2023 Incentive Award Plan
CARGO Therapeutics, Inc. Employee Stock Purchase Plan
(Full title of the Plans)

Michael Hearne
Chief Financial Officer
CARGO Therapeutics, Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr
Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, California 94111
(415) 393-8200

Tessa Bernhardt

Benjamin A. Potter

Joshua M. Dubofsky

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by CARGO Therapeutics, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•	Registration Statement on Form S-8 (No. 333-275556) pertaining to the registration of (i) 3,395,840 Shares issuable under the CARGO Therapeutics, Inc. 2021 Stock Option and Grant Plan (the “2021 Plan”), (ii) 4,212,860 Shares issuable under the CARGO Therapeutics, Inc. 2023 Incentive Award Plan (the “2023 Plan”) and (iii) 386,725 Shares issuable under the CARGO Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”).
•	Registration Statement on Form S-8 (No. 333-278160) pertaining to the registration of (i) 2,060,277 Shares issuable under the 2023 Plan and (ii) 412,055 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-285749) pertaining to the registration of 2,302,126 Shares issuable under the 2023 Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On July 7, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub VII, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on August 19, 2025, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any stockholder of the Registrant who properly exercised appraisal rights under Delaware law) was converted into the right to receive (i) $4.379 per Share in cash and (ii) one non-transferable contractual contingent value right for each Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 19, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

CARGO THERAPEUTICS, INC.

/s/ Michael Hearne
Name: Michael Hearne Title: Chief Financial Officer